FOR IMMEDIATE RELEASE	December 19, 2016
Contact: Nelli Madden
732-577-9997

UMH PROPERTIES COMPLETES ACQUISITION OF OHIO COMMUNITY

FREEHOLD, NJ, December 19, 2016........ UMH Properties, Inc. (NYSE: UMH) announced that it closed on the acquisition of one community located in Ohio for a total purchase price of $4,323,000. This all-age community contains 124 developed homesites situated on approximately 121 acres. The occupancy rate for this community is approximately 82%. Today’s purchase marks our third acquisition of this five-community portfolio located in Ohio with a total purchase price of $17,020,000. The portfolio contains a total of 821 sites situated on approximately 337 acres. The acquisition of the remaining two communities is expected to close before yearend or shortly thereafter. The completion of the remaining two communities is subject to due diligence and other customary closing conditions and therefore there can be no assurance that this acquisition will take place during 2016 or at all.

Samuel A. Landy, President and Chief Executive Officer, commented, “UMH is pleased to continue to grow through acquisitions in areas where we believe there will be above average economic growth. We are beginning to see an increase in demand in the energy rich Marcellus and Utica shale regions. This community will fit nicely into our operating platform and should see occupancy and revenue growth in the near future. This community has substantial acreage for potential future expansion. UMH continues to seek acquisitions that fit our growth criteria.”

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that owns and operates one hundred one manufactured home communities with approximately 18,100 developed homesites. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, and Michigan. In addition, the Company owns a portfolio of REIT securities.

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